EXHIBIT 10.5

Sales Contract

Party A: Inner Mongolia Yongye Biotechnology Co., Ltd.

Party B: Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.

1.
This Sales Contract is entered into as of the April 1, 2008 between Party A and Party B to purchase the entire year’s finished goods from Party A, according to the Cooperation Agreement made on January 15, 2008 between Party A and Party B.

2.
Party B agrees to purchase 430,000 cases of ShengMingSu for plants from Party A during the year. Party B also agrees that the first lot of 217,500 cases of finished goods include 165,000 pieces of ShengMingSu for plants and 52,500 cases of ShengMingSu for animals and these wll be supplied by Party A as a part of the finished goods for this year.

3.
As for the remaining 265,000 cases of ShengMingSu for plants, Party A will supply 50,000 cases each month for the months April, May, June and July, 2008 according to the orders of Party B.  The remaining 65,000 cases should be supplied to Party B under orders of Party B in the fourth quarter. The pricing of the products mentioned above is covered under the Cooperation Agreement on  January 15, 2008.

4.
Party A should guarantee that the products are supplied in line with the required quantity and time of the orders of Party B. If the supply exceeds the time limit or the quantity is not sufficient, Party B has the right to pursue liability on the part of Party A and to receive compensation from Party A.

5.	Any issues not mentioned in this agreement shall be settled through negotiation between both parties.

6.	The contract is in duplicate of the same form, each party holds one.

7.	This contract will take effect only after both parties stamped.

Stamp of Party A:
Sealed by Inner Mongolia Yongye Biotechnology Co., Ltd.
Date: April 1, 2008

Stamp of Party B:
Sealed by Inner Mongolia Yongye Nongfeng Viotechnology Co., Ltd.
Date: April 1, 2008